As filed with the Securities and Exchange Commission on April 2, 1998.
                                                 Registration No. 333-




                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.   20549

                                  __________

                                  FORM S-8

                            REGISTRATION STATEMENT
                                    under
                          THE SECURITIES ACT OF 1933

                                  __________

                           UNIFAB INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          LOUISIANA                                  72-1382998
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                Identification No.)


                                5007 PORT ROAD
                          NEW IBERIA, LOUISIANA 70562
                       (Address, including zip code, of
                   registrant's principal executive offices)

             UNIFAB INTERNATIONAL, INC. LONG-TERM INCENTIVE PLAN
                                     AND
               RESTRICTED STOCK AGREEMENTS WITH CERTAIN EMPLOYEES
                           (Full title of the plans)

                                  __________

                               DAILEY J. BERARD
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           UNIFAB INTERNATIONAL, INC.
                                5007 PORT ROAD
                           NEW IBERIA, LOUISIANA 70562
                                (318) 367-8291
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copy to:

                             MARGARET F. MURPHY
         JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, L.L.P.
                           201 ST. CHARLES AVENUE
                      NEW ORLEANS, LOUISIANA 70170-5100


                        CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                  Amount           Proposed maximum    Proposed maximum       Amount of
Title of securities               to be             offering price        aggregate          registration
to be registered                  registered(1)        per unit         offering price           fee
----------------------------------------------------------------------------------------------------------
Common Stock
($.01 par value per share) .....  133,500 shares       $18.00  (2)     $  2,403,000   (2)   $   708.89(2)
                                    4,000 shares       $18.9363(2)           75,745.20(2)        22.35(2)
                                  325,500 shares       $18.375 (3)        5,981,062.50(3)     1,764.42(3)
                                  --------                             ------------------   --------------
Total Common Stock .............  463,000 shares                       $  8,459,807.70      $ 2,495.66
==========================================================================================================

(1) Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2) Computed in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the price at which outstanding options may be exercised.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The Nasdaq Stock Market on March 27, 1998.
===============================================================================

                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The   following   documents,   which   have   been   filed  by  UNIFAB
International, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

     (a) The Company's Prospectus dated September 18, 1997 filed pursuant to Rule 424(b) under the Securities Act of 1933;

     (b) The Company's quarterly reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997;

     (c)  The  Company's  current   report  on  Form  8-K  filed  with  the
Commission on February 20, 1998;

     (d) All other reports filed by the Company with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934 since March 31, 1997; and

     (e) The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A filed September 4, 1997 and effective September 18, 1997, by incorporation by reference from pages 44 through 46 of the Company's Registration Statement on Form S-1 (Registration No. 333-31609).

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Louisiana Business Corporation Law (the "LBCL"), Section 83, (i) gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; (ii) subject to specific conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified; and
(iii) authorizes Louisiana corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

     The Company's By-laws make mandatory the indemnification of directors and officers permitted by the LBCL. The standard to be applied in evaluating any claim for indemnification (excluding claims for expenses incurred in connection with the successful defense of any proceeding or matter therein for which indemnification is mandatory without reference to any such standard) is whether the claimant acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. With respect to any criminal action or proceeding, the standard is that the claimant had no reasonable cause to believe the conduct was unlawful. No indemnification is permitted in respect of any claim, issue or matter as to which a director or officer shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

     The Company maintains liability policies to indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions to be set forth in the policies.

     Each of the Company's directors and executive officers has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that the director or officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     5    Opinion of  Jones,  Walker,  Waechter,  Poitevent,  Carrere  &
          Denegre, L.L.P.

     23.1 Consent of Ernst & Young LLP

     23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Iberia, State of Louisiana, on March 26, 1998.

                                          UNIFAB International, Inc.


                                          By:    /S/ DAILEY J. BERARD
                                              ------------------------------
                                                Dailey J. Berard
                                                President, Chief Executive
                                                Officer and
                                                Chairman of the Board

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Dailey J. Berard and Peter J. Roman, and either of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                         TITLE                    DATE


   /S/ DAILEY J. BERARD        President, Chief Executive      March 26, 1998
  --------------------------   Officer and Chairman of the
       Dailey J. Berard        Board (Principal Executive
                                         Officer)

    /S/ PETER J. ROMAN      Vice President and Chief Financial March 26, 1998
 --------------------------- Officer (Principal Financial and
        Peter J. Roman              Accounting Officer)


 /S/ CHARLES E. BROUSSARD               Director               March 26, 1998
 ---------------------------
   Charles E. Broussard


     /S/ PERRY SEGURA                   Director               March 26, 1998
 ---------------------------
       Perry Segura


/S/ RICHARD E. ROBERSON, JR.            Director               March 27, 1998
 ---------------------------
 Richard E. Roberson, Jr.


     /S/ GEORGE C. YAX                  Director               March 26, 1998
 ---------------------------
       George C. Yax